Exhibit 99.1

Banco Popular Completes the Sale of $438 million (Book Value) of Non-Performing Residential Mortgage Loans

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--July 1, 2013--Popular, Inc. (Nasdaq:BPOP) (“Popular”) announced today that Banco Popular de Puerto Rico (“Banco Popular”), its principal banking subsidiary, completed the previously announced sale of a portfolio of non-performing residential mortgage loans with a book value and unpaid principal balance of approximately $438 million and $511 million, respectively.

The all cash transaction will reduce Popular’s non-performing residential mortgage loans by approximately 73% and total non-performing loans (“NPL”) by approximately 42%. Popular’s pro-forma NPL ratio as of March 31, 2013 decreases from 4.86% to 2.89%. The loans subject to the transaction are part of Popular’s non-covered portfolio in Puerto Rico and are not subject to the loss sharing agreements with the FDIC.

The purchase price for the loans was approximately $244 million, or 47.75% of the unpaid principal balance of the loans. The transaction is expected to result in an after-tax loss of approximately $127 million, which is being recognized in the second quarter of 2013.

“The sale marks another important step to strengthen our credit-performance ratios and reduce our credit-related expenses,” said Popular, Inc. Chairman and CEO Richard Carrión. “Over the last year we have significantly improved our credit risk profile; the Corporation will now be able to focus a greater part of its resources on improving profitability.”

Banco Popular did not retain any beneficial interest in the pool of mortgage loans sold and no seller financing was provided in connection with the transaction.

About Popular, Inc.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 36th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

For more information, visit http://www.popular.com.

Forward-Looking Statements

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital and the impact of proposed capital standards on our capital ratios; (v) the impact of the Dodd-Frank Act on our businesses, business practice and cost of operations; (vi) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vii) the performance of the stock and bond markets; (viii) competition in the financial services industry; (ix) additional Federal Deposit Insurance Corporation assessments; and (x) possible legislative, tax or regulatory changes. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation's Annual Report on Form 10-K for the year ended December 31, 2012, as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

CONTACT:
Popular, Inc.
Investor Relations:
Carlos J. Vazquez, 787-756-3982
Chief Financial Officer, Executive Vice President
or
Media Relations:
Teruca Rullán, 787-281-5170 or 917-679-3596/mobile
Senior Vice President, Corporate Communications